Confidentiality Agreement of Consigned Food Processing

Party A (manufacturer): Bioenergy Biotechnology Corp.

Business Registration No.: 28511067

Address: No.49, Sec. 2, Jhongshan Rd., Tanzih Township, Taichung County

Tel: 04-25313733

E-mail: bioenergytw@gmail.com

(Hereinafter referred to as the “Manufacturer”)

Party B (consignor): Yambear Bio-tech, Inc.

Business Registration No.: 53886794

Address: 3F, No.10, Yuanxi 2nd Rd., Changzhi Township, Pingtung

Tel: 08-7621913

E-mail: service@yambear.com

(Hereinafter referred to as the “Consignor”)

The Consignor and the Manufacturer are together called “both parties”.

This Agreement, on the basis of equality and free will, is made and entered into by and between the Consignor and the Manufacturer through friendly negotiation. It is hereby mutually agreed as follows:

(1)	Whereas the Consignor desires to outsource the manufacturing of the products of YAMIGO Five-phases Enzymes pursuant to the orders it places to the Manufacturer from time to time in accordance with the terms and conditions stipulated below.
(2)	The Manufacturer desires to manufacture the products of YAMIGO Five-phases Enzymes pursuant to the orders the Consignor places from time to time in accordance with the terms and conditions stipulated below.

Article I    Tort liability of intellectual property, patent right and trademark

(1)	The Consignor solely owns the trademark and patent right of the products.
(2)	Without written consent of Party B, Party A or any other party shall not use the trademark and business registration number of Party B or reveal the fact that Party B has outsourced the manufacturing of its products to Party A.
(3)	Unless otherwise required by Party B, Party A shall not put its information on the products or the packages.

Article II    Confidentiality obligation

(1)	Party A is the contract manufacturer of Party B. Party A, including its persons in charge and employees, shall not manufacture and sell the products of YAMIGO Five-phases Enzymes on its own behalf in any marketing channel.
(2)	Party A, including its persons in charge and employees, and Party C shall not leak the formulation and the entire production process of the products of YAMIGO Five-phases Enzymes, or manufacture and sell similar products for other consignors during the term of this Agreement or within two years after expiry.

Article III    Expiry and termination of this Agreement

This Agreement may be executed in three counterparts, and each party holds one. This Agreement shall become effective immediately after being signed and sealed by both parties. Matters not mentioned herein may be supplemented in writing through negotiation.

Article IV    Jurisdiction

Both parties hereby agrees that any dispute or controversy arises out of this Agreement thereof shall be settled in accordance with good faith and commercial customs. If a lawsuit is necessary, both parties hereby submit and consent to the non-exclusive jurisdiction of the Pingtung Local Court.

Party A: Bioenergy Biotechnology Corp.

Corporation (Seal):

Representative (Signature):

Oct 1, 2012

Party B: Bioenergy Biotechnology Corp.

Corporation (Seal):

Representative (Signature): Yambear Bio-tech, Inc.

Oct 1, 2012

*This agreement is made in Chinese and English. If there is any conflict between the English version and the Chinese version in this Agreement, the Chinese version shall prevail.